Exhibit (h)(1)(i)

1290 FUNDS

AMENDMENT NO. 1

TO THE

MUTUAL FUNDS SERVICE AGREEMENT

AMENDMENT NO. 1, effective as of November 29, 2023 (“Amendment No. 1”), to the Mutual Funds Service Agreement dated as of January 1, 2023 (the “Agreement”) between 1290 Funds, a Delaware statutory trust (the “Trust”) and Equitable Investment Management, LLC (“EIM II”), a limited liability company organized in the State of Delaware.

The Trust and EIM II agree to modify the Agreement as follows:

1.	Name Change. Effective November 29, 2023, the name of 1290 Retirement 2060 Fund is changed to 1290 Avantis U.S. Large Cap Growth Fund.

2.	Schedule A: Schedule A to the Agreement is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

1290 FUNDS		EQUITABLE INVESTMENT MANAGEMENT, LLC

By:	/s/ Brian Walsh	By:	/s/ Kenneth Kozlowski
	Brian Walsh Chief Financial Officer and Treasurer		Kenneth Kozlowski Executive Vice President and Chief Investment Officer

1290 Funds

AMENDMENT NO. 1

SCHEDULE A

Fees and Expenses

Trust Administration, Accounting and Compliance Fees

Fund(s)	Fee
1290 Avantis U.S. Large Cap Growth Fund (formerly, 1290 Retirement 2060 Fund)	The greater of 0.15% of each Fund’s average daily net assets, or $30,000 per Fund (or $30,000 for each allocated portion (or sleeve) of a Fund).
1290 Diversified Bond Fund
1290 Essex Small Cap Growth Fund
1290 GAMCO Small/Mid Cap Value Fund
1290 High Yield Bond Fund
1290 Loomis Sayles Multi-Asset Income Fund
1290 Multi-Alternative Strategies Fund
1290 SmartBeta Equity Fund

1290 Retirement 2020 Fund
1290 Retirement 2025 Fund
1290 Retirement 2030 Fund
1290 Retirement 2035 Fund
1290 Retirement 2040 Fund
1290 Retirement 2045 Fund
1290 Retirement 2050 Fund
1290 Retirement 2055 Fund